Mail Stop 3561

							February 9, 2006

By U.S. Mail

Mr. Michael O`Donnell
Chief Financial Officer
Nisource Inc.
801 East 86th Avenue
Merrillville, IN 46410

		Re:	Nisource Inc.
			Form 10-K for the year ended December 31, 2004
			Filed March 9, 2005
			File No. 1-16189

			Northern Indiana Public Service Company
			Form 10-K for the year ended December 31, 2004
			Filed March 9, 2005
			File No. 1-04125

			Columbia Energy Group
			Form 10-K for the year ended December 31, 2004
			Filed March 9, 2005
			File No. 1-01098

Dear Mr. O`Donnell:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


							Sincerely,


		Jim Allegretto
		Senior Assistant Chief Accountant